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The Board of Directors
Airgas, Inc.


We consent to the inclusion of our report dated February 12, 1996, with respect to the consolidated balance sheet of IaTech Sales Co. and subsidiary as of December 31, 1995, and the consolidated statements of earnings, stockholders' equity and cash flows for the year then ended, which report appears in the Form 8-K of Airgas, Inc. dated April 5, 1996.


                                       CORNWELL & CO., P.C.
                                       Fort Dodge, Iowa
April 5, 1996
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